Exhibit 99
                                                                     ----------
Owens Corning World Headquarters
One Owens Corning Parkway
Toledo, OHIO 43659
419.248.8000

Contact: Steve Krull
         Vice President, Corp. Communications
         419/248-8650

OWENS CORNING NOTIFIED BY NYSE THAT ITS STOCK COULD BE DELISTED

TOLEDO, Ohio, Dec. 9, 2002 - Owens Corning (NYSE: OWC) announced today that it has been notified by the New York Stock Exchange (NYSE) that its listed common stock has fallen below the NYSE continued listing criteria requiring an average closing price of not less than $1 over a consecutive 30 trading-day period. The NYSE also noted that the company is close to falling below another criteria requiring an average market capitalization of not less than $50 million over a 30 trading-day period and stockholders' equity of not less than $50 million.

While the NYSE has procedures allowing such deficiencies to be cured within prescribed time periods, the company has advised the NYSE that, due to the uncertainties associated with the ultimate schedule and outcome of the company's Chapter 11 proceedings, the company is unable at this time to propose a plan to cure the referenced existing and pending deficiencies within the time periods allowed by the NYSE's rules. As a result, the company's common stock ($.10 par value) is subject to the NYSE's suspension and delisting procedures. In the event that the company's common stock is delisted by the NYSE, the company believes that alternative trading venues, such as the over-the-counter market, may be available for its common stock.

Owens Corning is a world leader in building materials systems and composite systems. Founded in 1938, the company had sales of $4.8 billion in 2001 and employs approximately 19,000 people worldwide. Additional information is available on Owens Corning's Web site at www.owenscorning.com or by calling the company's toll-free General Information line: 1-800-GETPINK.

This news  release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.